UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No.1 )

ORBCOMM Inc.
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

68555P100
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement) *
* Voluntarily Filed

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68555P100	13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE Pacific-1 Holdings, Inc. (See Item 4) 20-8691969
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instruction) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78 % as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

CUSIP No. 68555P100	13G	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE Pacific-2 Holdings, Inc. (See Item 4) 20-8691766
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78% as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

3

CUSIP No. 68555P100	13G	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE Pacific-3 Holdings, Inc. (See Item 4) 20-8785927
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78% as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

4

CUSIP No. 68555P100	13G	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE International Holdings Inc. 87-0792745
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78 % as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

5

CUSIP No. 68555P100	13G	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE CFE Luxembourg S. à r.l. 20022406249
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78 % as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

6

CUSIP No. 68555P100	13G	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE CFE Luxembourg Holdings L.L.C. 20-5665561
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78% as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

7

CUSIP No. 68555P100	13G	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE Capital CFE, Inc. 06-1471032
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78 % as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

8

CUSIP No. 68555P100	13G	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GE Capital Equity Holdings, Inc. 06-1448607
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,000,001 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,000,001 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,001 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.78 % as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

9

CUSIP No. 68555P100	13G	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) General Electric Capital Corporation 13-1500700
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4)
	6	SHARED VOTING POWER 2,032,084 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0 (See Item 4)
	8	SHARED DISPOSITIVE POWER 2,032,084 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,032,084 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.86% as of December 31, 2007 (See Item 4)
12	TYPE OF REPORTING PERSON CO

10

CUSIP No. 68555P100	13G	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) General Electric Capital Services, Inc. 06-1109503
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (see instructions) (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Disclaimed (See 9 below)
	6	SHARED VOTING POWER Disclaimed (See 9 below)
	7	SOLE DISPOSITIVE POWER Disclaimed (See 9 below)
	8	SHARED DISPOSITIVE POWER Disclaimed (See 9 below)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Not Applicable (See 9 above)
12	TYPE OF REPORTING PERSON CO

11

CUSIP No. 68555P100	13G	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) General Electric Company 14-0689340
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Disclaimed (See 9 below)
	6	SHARED VOTING POWER Disclaimed (See 9 below)
	7	SOLE DISPOSITIVE POWER Disclaimed (See 9 below)
	8	SHARED DISPOSITIVE POWER Disclaimed (See 9 below)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Beneficial ownership of all shares is disclaimed by General Electric Company
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Not Applicable (See 9 above)
12	TYPE OF REPORTING PERSON CO

12

CUSIP No. 68555P100	13G	Page 13 of 20 Pages

Item 1(a)	Name of Issuer:
ORBCOMM Inc. (the “Issuer”)
Item 1(b)	Address of Issuer’s Principal Executive Offices:
2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024
Item 2(a)	Name of Person Filing:

This statement is being filed jointly by:

(1)	GE Pacific-1 Holdings, Inc. (“Pacific 1”)
(2)	GE Pacific-2 Holdings, Inc. (“Pacific 2”)
(3)	GE Pacific-3 Holdings, Inc. (“Pacific 3” and, collectively with Pacific 1 and Pacific 2, the “GE Entities”)
(4)	GE International Holdings Inc. (“GE International”)
(5)	GE CFE Luxembourg S. à r.l. (“GECFE”)
(6)	GE CFE Luxembourg Holdings L.L.C (“GECFE LLC”)
(7)	GE Capital CFE, Inc. (“GECFE Inc.”)
(8)	GE Capital Equity Holdings Inc. (“GECH”)
(9)	General Electric Capital Corporation (“GECC”)
(10)	General Electric Capital Services, Inc. (“GECS”)
(11)	General Electric Company (“GE”)

GECS is a wholly owned subsidiary of GE, and GECC is a wholly owned subsidiary of GECS. GECH and GECFE Inc. are wholly owned subsidiaries of GECC. GECFE LLC is a wholly owned subsidiary of GECFE Inc, and GECFE is a wholly owned subsidiary of GECFE Inc. GE International is a subsidiary of GECFE and GECH. The GE Entities are wholly owned subsidiaries of GE International.

GE International, GECFE, GECFE LLC, GECFE Inc., GECH, GECC, GECS and GE are referred to herein collectively as the “Reporting Persons.”

13

CUSIP No. 68555P100	13G	Page 14 of 20 Pages

Item 2(b)	Address of Principal Business Office, or, if none, Residence:

The address of the principal business office of the GE Entities, GE International, GECFE LLC, GECFE Inc. and GECH is 201 Merritt 7, Norwalk, CT 06851. The address of the principal business office of GECFE is 12 Rue Leon Thys, L-2636 Luxembourg.

The address of the principal business office of GECC and GECS is 901 Main Avenue, Norwalk, CT 06851.

The address of the principal business office of GE is 3135 Easton Turnpike, Fairfield, CT 06431

Item 2(c)	Citizenship:
(1)	Pacific 1 is a Delaware corporation
(2)	Pacific 2 is a Delaware corporation
(3)	Pacific 3 is a Delaware corporation
(4)	GE Holdings is a Delaware corporation
(5)	GECH is a Delaware corporation
(6)	GECFE is a Luxembourg corporation
(7)	GECFE LLC is a Delaware corporation
(8)	GECFE Inc. is a Delaware corporation
(9)	GECC is a Delaware corporation
(10)	GECS is a Delaware corporation
(11)	GE is a New York corporation
Item 2(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

68555P100

Item 3

14

CUSIP No. 68555P100	13G	Page 15 of 20 Pages

Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4	Ownership
(a)-(c)

The responses of the Reporting Persons to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

In October 2007, Pacific 1, Pacific 2 and Pacific 3 each respectively transferred their entire ownership of the Common Stock to GE Satellite Holdings, LLC, a Delaware limited liability company and jointly-owned subsidiary of Pacific 1, Pacific 2 and Pacific 3 (“GE Satellite”).

In the aggregate, the Reporting Persons own 2,000,001 shares (4.77%) of the Common Stock as of July 7, 2008.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following ☒

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in

15

CUSIP No. 68555P100	13G	Page 16 of 20 Pages

connection with or as a participant in any transaction having that purpose or effect.

Exhibit Index

Exhibit No.
Exhibit 24.1	Power of Attorney, dated as of February 13, 2008 appointing Ronald J. Herman, Jr. as attorney-in-fact for General Electric Company
Exhibit 24.2	Power of Attorney, dated as of July 28, 2008 appointing Ronald J. Herman, Jr. as attorney-in-fact for GE CFE Luxembourg, S. À.R.L.
Exhibit 24.3	Power of Attorney, dated as of December 19, 2007 appointing Ronald J. Herman, Jr. as attorney-in-fact for General Electric Capital Services, Inc.

16

CUSIP No. 68555P100	13G	Page 17 of 20 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date October 23, 2008

GE PACIFIC-1 HOLDINGS, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

GE PACIFIC-2 HOLDINGS, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

GE PACIFIC-3 HOLDINGS, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

GE INTERNATIONAL HOLDINGS INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

17

CUSIP No. 68555P100	13G	Page 18 of 20 Pages

GE CFE LUXEMBOURG, S. À R.L.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	Attorney-in-fact

GE CFE LUXEMBOURG HOLDINGS L.L.C.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	Manager

GE CAPITAL CFE, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

GE CAPITAL EQUITY HOLDINGS, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	Vice President

18

CUSIP No. 68555P100	13G	Page 19 of 20 Pages

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	Attorney-in-fact

GENERAL ELECTRIC COMPANY

By:	/s/ Ronald J. Herman, Jr.
	Name:	Ronald J. Herman, Jr.
	Title:	Attorney-in-fact

CUSIP No. 68555P100	13G	Page 20 of 20 Pages

Exhibit Index

Exhibit No.
Exhibit 24.1	Power of Attorney, dated as of February 13, 2008 appointing Ronald J. Herman, Jr. as attorney-in-fact for General Electric Company
Exhibit 24.2	Power of Attorney, dated as of July 28, 2008 appointing Ronald J. Herman, Jr. as attorney-in-fact for GE CFE Luxembourg, S. À.R.L.
Exhibit 24.3	Power of Attorney, dated as of December 19, 2007 appointing Ronald J. Herman, Jr. as attorney-in-fact for General Electric Capital Services, Inc.

20